Exhibit 16

[Letterhead of Spector & Wong, LLP]

November 16, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by Z Trim Holdings, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated November 16, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/Spector & Wong, LLP
Spector & Wong, LLP